UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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THE HARTFORD

The Hartford Financial Services Group, Inc.
Spring 2019

Additional Information About Our "**Say**-on-**Pay**" **Proposal**

This presentation supplements The Hartford Financial Services Group, Inc.'s proxy statement filed with the U.S. Securities and Exchange Commission on April 4, 2019, and should be read in conjunction with that proxy statement.

Safe harbor statement

Certain statements made in this presentation should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These include statements about The Hartford's future results of operations. We caution investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ, including those discussed in The Hartford's news release issued on February 4, 2019, The Hartford's Quarterly Reports on Form 10-Q, The Hartford's 2018 Annual Report on Form 10-K, and other filings we make with the U.S. Securities and Exchange Commission. We assume no obligation to update this presentation, which speaks as of today's date.

The discussion in this presentation of The Hartford's financial performance includes financial measures that are not derived from generally accepted accounting principles (GAAP). Information regarding these non-GAAP financial measures, including reconciliations to the most directly comparable GAAP financial measures, is provided in the appendix.

From time to time, The Hartford may use its website to disseminate material company information. Financial and other important information regarding The Hartford is routinely accessible through and posted on our website at https://ir.thehartford.com. In addition, you may automatically receive email alerts and other information about The Hartford when you enroll your email address by visiting the "Email Alerts" section at https://ir.thehartford.com.

Executive Summary

The Hartford produced excellent operating results in 2018 while continuing to invest in our businesses to generate long-term shareholder value. Our compensation program, which has not changed in recent years, is designed to support annual and multi-year strategic goals. We ask you to consider the following as you vote on our "Say-on-Pay" proposal:

1. We made no material changes to our compensation program in 2018, in part because the current program has enjoyed strong support since 2014, as evidenced by prior say on pay votes and direct outreach with shareholders
2. Our Annual Incentive Plan (AIP) is funded pursuant to a well-defined formula but allows the Compensation Committee to exercise informed discretion to ensure proper alignment with shareholders (which is consistent with peers and shareholder feedback); negative discretion was used in 2017 and 2018, and the CEO's AIP award has been limited to the funding level every year since he assumed the position in 2014
3. Our Long-Term Incentive Plan (LTI) is strongly performance-based and consistent with peer design and market
4. Our strategy continues to focus on long-term objectives as we invest in our businesses to achieve profitable growth, and the CEO's compensation is highly aligned with shareholder interests, with 2018 total shareholder return (TSR) underperformance significantly impacting realizable pay

The Hartford's Board of Directors recommends that shareholders vote "FOR" the proposal to approve, on a non-binding advisory basis, the compensation of the company's named executive officers as disclosed in the proxy statement.

The Hartford's Compensation Program

Our Board and management value shareholder feedback and believe direct engagement is the best way to understand shareholder views and to inform enhancements to our programs and practices

THE HARTFORD

Since 2011, we have maintained an annual shareholder engagement program focused on governance and compensation issues and, more recently, sustainability

- In the fall of each year, we reach out to holders of approximately 50% of our outstanding shares and invite them to engage with us

The current compensation program, which was adopted in 2014, was significantly impacted by previous shareholder feedback on metrics and design

Since 2014, shareholder feedback has generally been supportive of our compensation program, including the use of informed discretion (if its rationale is thoroughly explained in public disclosures)

- Each year, we specifically solicit feedback on our compensation and governance programs and consider enhancements to our disclosure

- Most recently, we elected to prospectively disclose long-term incentive award targets for the first time in our 2019 proxy statement after discussions with shareholders and proxy advisory firms on the topic



We encourage shareholders to communicate their views and believe that doing so directly and with specificity provides more context and understanding than a **“yes” or “no” vote on our “Say-on-Pay”** proposal

We achieved excellent operational performance in 2018, resulting in above-target annual incentive awards

Net Income



In Millions
$1,801
$(3,131)
2017
2018

Strong operating results in both years

2017 reflects large loss on sale of Talcott Resolution

Core earnings*



In Millions
$1,014
+55.3%
$1,575
2017
2018

2018 reflects better underwriting results and lower taxes

High catastrophe losses in both years

Return on Equity (ROE) – Net Income



13.7%
(20.6)%
2017
2018

2018 was best ROE since the financial crisis

2017 reflects large loss on sale of Talcott Resolution

Core earnings ROE*



+4.9 points
11.6%
6.7%
2017
2018

Core earnings ROE increased significantly in 2018, well above cost of equity capital, with strong operating and investment results despite two years of elevated catastrophe losses

* Denotes financial measure not calculated based on GAAP; definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in the Appendix.

We continue to effectively execute a strategy of investment intended to drive long-term shareholder returns

Closed the acquisition of **Aetna's U.S. group life** and disability business for $1.45 billion Nov. 2017	Closed the sale of Talcott Resolution for total consideration of $2.05 billion May 2018	Announced agreement to acquire The Navigators Group, Inc. for $2.1 billion Aug. 2018	Continuing to invest in technology, data and analytics with ~$1 billion spent over the past three years
Unique opportunity to combine two complementary franchises committed to high quality products and best-in-class customer and claims service and technology Integration is ongoing and ahead of schedule Strong sales and retention achieved and initial expense reduction targets exceeded	Completed The Hartford's exit from the capital markets sensitive life and annuity businesses, allowing us to focus on our industry-leading P&C, Group Benefits and Mutual Funds businesses Opportunity to redeploy capital into higher return businesses and opportunities	Opportunity to: - Utilize excess capital for long-term shareholder value creation - Broaden and deepen Commercial Lines product offerings and underwriting risk appetite in Middle Market and Specialty Commercial - Strengthen expertise to better serve needs of customers	Expanding digital portals to provide agents and customers greater access and flexibility in coverage, billing and claims management Deploying robotics in operations, reducing expenses and enabling requests for certificates of insurance to be processed in minutes

Consistent with shareholder feedback, our compensation program is heavily weighted towards variable pay, has not materially changed since 2014 and has received strong shareholder support in the past

THE HARTFORD

Base Salary (Fixed)

Fixed level of cash compensation based on market data, internal pay equity, responsibility, expertise and performance

Annual Incentive Award (Variable)

Variable cash award based primarily on annual company operating performance against a predetermined financial target and achievement of individual performance objectives

Target CEO Pay Mix


10%
24%
66%
90%
variable with performance

Long-Term Incentive Award (Variable)

- Variable awards granted based on individual performance, potential and market data
- Designed to drive long-term performance, encourage share ownership among senior executives, and foster retention
- Award mix (50% performance shares and 50% stock options) reflects actual stock price performance, peer-relative stock price and dividend performance and actual operating performance

Since 2015 our pay program has received strong shareholder support **on our "Say-on-Pay" proposals, outperforming the S&P 500 average**


95.2%
92.3%
2015
94.4%
91.5%
2016
96.6%
91.7%
2017
96.0%
90.9%
2018
The Hartford
S&P 500 Average

95.6%
average support 2015-2018

AIP is formulaically funded, with the flexibility to make adjustments using informed discretion – consistent with best practices in financial services

THE HARTFORD

STEP 1

The Compensation Committee (the "Committee") sets a rigorous adjusted core earnings target based on The Hartford's three-year operating plan

- The Committee believes core earnings best reflects annual operating performance and is a metric analysts commonly look to when evaluating annual performance
- Outlooks for key business metrics that drive core earnings are communicated to shareholders

STEP 2

The Committee considers qualitative factors that cannot be measured formulaically, including:

- Quality of earnings
- Risk and compliance
- Peer-relative performance
- Expense management
- Non-financial and strategic objectives

The Committee may adjust the formulaic funding up or down using informed discretion based on these qualitative factors

- For 2018, the Committee exercised negative ("downward") discretion in light of a second consecutive year of elevated catastrophes

STEP 3

The AIP funding level multiplied by an individual's target AIP opportunity produces an initial AIP award, which the Committee may adjust based on individual performance

- The 2018 CEO award – like all of his AIP awards since becoming CEO in 2014 – was equal to the enterprise funding level

The Committee believes retaining the flexibility to use discretion is aligned with shareholders because it allows the Committee to arrive at a final AIP funding level that best reflects holistic company performance and mitigates risks inherent in a strictly formulaic approach

Since 2015, the Committee has funded pursuant to the formula or applied negative discretion

2015	2016	2017*	2018**
None	None	↓ 13%	↓ 40%

* The Compensation Committee reduced the funding level from 183% to 170%
** The Compensation Committee reduced the funding level from 200% to 160%

Discretion is the Dominant Strategy (82%) Among our Corporate Peer Group***



18%
82%
Includes Discretion
Formulaic

*** Data from Meridian Compensation Partners, LLC, the Committee's independent compensation consultant; the 2018 Corporate Peer Group is listed in the Appendix

LTI is strongly performance-based and consistent with peer design and market

Long-Term Incentive Program

Our award mix and metrics are consistent with our Corporate Peer Group, and our TSR target is consistent with the broader market

- Stock options are granted at fair market value on grant date and require future stock price appreciation to create value aligning directly with investors
- Performance Shares incorporate both a relative measure and an absolute metric
  - Relative TSR measures performance against peers that are competing investment choices in the equity markets
  - Return on Equity is a key metric in driving shareholder value creation

Long-Term Incentive Payouts at Target for Median Performance is Widely Used (79%) by S&P 500 Companies


21%
79%
Target Median Performance
Other

Data from Meridian Compensation Partners, LLC, the Committee's independent compensation consultant

Our executives' compensation is aligned with share price performance, and has been significantly impacted by underperformance in 2018

Our business strategy continues to focus on building our businesses for the long-term through investments or acquisitions, even if that investment or acquisition could result in short-term share price declines, as happened in the second half of 2018

To support that strategy, our compensation program emphasizes long-term incentive awards to ensure alignment with long-term shareholders

As of December 31, 2018, the value of the CEO's stock options and performance shares that were granted over the last 3 years were significantly below their value on the grant date

- All stock options granted in 2017 and 2018 were underwater as of December 31, 2018, while those granted in 2016 were just slightly in the money ($44.45 closing price vs. $43.59 option exercise price)
- The relative TSR component of performance shares granted in 2016 paid out at 0% in 2018 reflecting TSR underperformance during the 2016-2018 performance period, and the relative TSR components of outstanding 2017 and 2018 awards were trending at 0% as of December 31, 2018


2016-2018 CEO Stock Option Awards
12,000,000
10,000,000
8,000,000
6,000,000
4,000,000
2,000,000
0
98%
reduction in value
Stock Options at Grant Date Fair Value (SCT)
Stock Options at Spread Value at 12.31.2018
2016
2017
2018


2016-2018 CEO Performance Share Awards
12,000,000
10,000,000
8,000,000
6,000,000
4,000,000
2,000,000
0
100%
reduction in TSR component value
Performance Shares at Grant Date (SCT)
Performance Shares at Grant Date (SCT) TSR Component
TSR component estimated value at 12.31.18
2016
2017
2018

Senior executives are also subject to stock ownership guidelines (6X base salary for CEO, 4X for other NEOs), representing a significant component of their wealth

Key takeaways

Our AIP structure aligns with peer and best practice principles

- Strict adherence to formulaic incentives in our business may emphasize a counterproductive, short-term focus at the expense of long-term shareholder returns
- The Committee's judicious use of discretion provides risk mitigation and ensures awards encourage proper behavior
- The Committee has exercised infrequent, limited downward discretion over the last several years for funding and has not made adjustments based on our CEO's individual performance

LTI directly aligns the interests of executives with those of long-term shareholders, with realizable values for options and performance shares tracking well below grant values, in alignment with current shareholder returns

The **Hartford's Board of** Directors recommends that shareholders vote **"FOR" the proposal** to approve, on a non-binding advisory basis, the compensation of the company's named executive officers as disclosed in the proxy statement.

Additional Information About The Hartford

The Hartford is a leading property and casualty insurance, group benefits and mutual funds provider with a strong brand and commitment to sustainability

With more than 200 years of expertise, The Hartford (NYSE: HIG) is a leader in property and casualty (P&C) insurance, group benefits and mutual funds.

The Hartford helps its customers prepare for the unexpected, protect what is most important to them and prevail when the unforeseen happens.



Leading U.S. Market Positions…

Leader	P&C Small Commercial
#2	Workers' Compensation[2]
#2	Group Life Disability[3]
#6	Commercial Multi-Peril[2]
#4	Direct Personal Lines[2]
#9	U.S. Commercial Lines[2]

…With Strong Competitive Advantages

- Well-known and admired brand developed over our 200+ year history
- Diversified insurance business
- Broad and deep national distribution partnerships
- Advanced technology, with significant investments in underwriting, claims and customer service
- Recognized for claims excellence
- Recognized for sustainability and diversity and inclusion practices

1. American Association of Retired Persons; 2. Per A.M. Best, based on 2018 direct written premiums; 3. Per LIMRA, based on in-force premiums as of December 31, 2017

Our Board is committed to continuous improvement and adoption of governance best practices

THE HARTFORD

2018

Adopted a DIVERSITY POLICY to ensure that diverse candidates are included in the pool from which board candidates are selected

Adopted THIRD-PARTY FACILITATED BOARD EVALUATIONS every three years, commencing in 2019, to further enhance the Board's evaluation process

2017

Appointed THREE NEW DIRECTORS, bringing new skills aligned with the company's strategy to the Board

Adopted a 15-year TERM LIMIT to promote regular Board refreshment

Formalized BOARD OVERSIGHT OF SUSTAINABILITY, and formed a Sustainability Governance Committee comprised of senior management to set and help drive the company's sustainability strategy

2016

Proactively adopted "3/3/20/20" PROXY ACCESS right

Adopted more rigorous OVER-BOARDING LIMITS (5 public company boards total, including The Hartford, for non-CEOs and 2 for sitting CEOs)

2015

Enhanced the Board self-evaluation process by instituting INDIVIDUAL DIRECTOR INTERVIEWS effective in 2016

Added questions on TENURE AND REFRESHMENT to the Board self-evaluation questionnaire to ensure the topics are discussed every year

Like many shareholders, we understand the importance of sustainability and have been recognized for our early adoption of, and continued adherence to, sustainability best practices and disclosures

THE HARTFORD

The Hartford's sustainability strategy is built around measurable goals intended to create long term shareholder value and contribute positively to society at large. Our efforts address environmental, social and governance issues in four key areas:

- Environmental Stewardship
- Communities & Giving
- Diversity & Inclusion
- Ethics & Governance

MEMBER OF Dow Jones Sustainability Indices In Collaboration with RobecoSAM

Named to the 2018 Dow Jones Sustainability Indices for the seventh year in a row in recognition of our commitment to sustainability and our leadership on economic, environmental and social issues

AMERICA'S MOST JUST COMPANIES Forbes 2018

Named to the 2018 JUST 100 list as a company doing right within society by treating customers well, minimizing environmental impact, supporting the communities in which they operate, committing to ethical and diverse leadership, and treating employees well

FTSE4Good

Selected for inclusion in the FTSE4Good Index Series, designed to measure the performance of companies demonstrating strong Environmental, Social and Governance (ESG) practices

CLIMATE LEADERSHIP AWARDS 2018

Earned two Climate Leadership Awards for Excellence in Greenhouse Gas Management – both for Goal Achievement as well as Goal Setting

CDP DRIVING SUSTAINABLE ECONOMIES

The Hartford has disclosed to CDP since 2007, demonstrating our commitment to transparency and providing detailed information about our actions to mitigate our environmental impact and manage climate-related risk

To learn more, please access our Sustainability Report at: https://www.thehartford.com/about-us/corporate-sustainability

We have also been widely recognized for fostering a diverse and inclusive culture that operates in an ethical, customer-centric fashion

THE HARTFORD

The strength of our integrity is repeatedly validated through recognition from the Ethisphere Institute, which has recognized The Hartford as a World's Most Ethical Company® 11 times.

We have an industry-leading diversity and inclusion program that helps strengthen employee engagement and productivity

- Focused on attracting millennials to the insurance industry
- Nine employee diversity resource groups foster an inclusive work environment

Our goal is to attract, retain and develop the best talent in the industry to support our continued growth and innovation by:

- Investing in contemporary work practices
- Expanding in key locations across the U.S.
- Providing competitive compensation and benefits

We are focused on employee engagement, which drives improved productivity

- We have achieved top quartile employee engagement scores benchmarked against U.S. companies for the last four years

2019 WORLD'S MOST ETHICAL COMPANIES® WWW.ETHISPHERE.COM
(2008-2012, 2014-2019)

BEST PLACES TO WORK 2018 for LGBTQ Equality 100% CORPORATE EQUALITY INDEX
(2014-2018)

Forbes 2019 THE BEST EMPLOYERS for DIVERSITY

Forbes 2018 THE BEST EMPLOYERS for WOMEN

2019 Bloomberg Gender-Equality Index

20% BY 2020 WOMEN ON BOARDS 5 YEARS

MILITARY FRIENDLY MF'19 AWARD EMPLOYER
(2010-2015, 2017-2019)

BEST FOR VETS 2018 MILITARY TIMES EMPLOYERS
(2010-2015, 2018)

Best Employers FOR HEALTHY LIFESTYLES® PLATINUM 2018

Appendix

2018 Corporate Peer Group

Data in millions – as of 12/31/2018[1]

Company Name[2]		Revenues		Assets		Market Cap
Aetna Inc.[3]	$	—	$	—	$	—
Allstate Corp	$	39,815	$	112,249	$	28,461
Berkley (W. R.) Corp.	$	7,692	$	24,896	$	9,026
CNA Financial Corp.	$	10,134	$	57,152	$	11,983
Chubb Ltd.	$	32,679	$	167,771	$	59,527
Cigna Corp.	$	48,569	$	153,226	$	72,317
Cincinnati Financial Corp.	$	5,407	$	21,935	$	12,599
Lincoln National Corp.	$	16,424	$	298,147	$	10,960
Marsh & McLennan Companies	$	14,950	$	21,578	$	40,171
MetLife Inc.	$	67,915	$	687,538	$	40,520
Principal Financial Group Inc.	$	14,237	$	243,036	$	12,502
Progressive Corp.	$	31,955	$	46,575	$	35,184
Prudential Financial Inc.	$	63,304	$	815,078	$	33,680
Travelers Companies Inc.	$	30,282	$	104,233	$	31,720
Unum Group	$	11,599	$	61,876	$	6,427
Voya Financial Inc.	$	8,514	$	154,682	$	6,242
XL Group Ltd.[3]	$	—	$	—	$	—
25TH PERCENTILE	$	10,866	$	51,864	$	11,471
MEDIAN	$	16,424	$	112,249	$	28,461
75TH PERCENTILE	$	36,247	$	205,404	$	37,678
THE HARTFORD	$	18,955	$	62,307	$	15,946
PERCENT RANK		51 %		36 %		44 %

1. Peer data provided by S&P Capital IQ. The amounts shown in the "Revenues" column reflect S&P Capital IQ adjustments to facilitate comparability across companies.
2. An additional four non-public companies are included in the Corporate Peer Group as they submit data to relevant compensation surveys utilized in determining appropriate pay levels for Senior Executives: Liberty Mutual, MassMutual, Nationwide Financial, and State Farm.
3. The 2018 Corporate Peer Group included Aetna Inc., which was acquired by CVS Health Corp. on November 28, 2018, and XL Group Ltd., which was acquired by AXA on September 12, 2018.

Non-GAAP Financial Measures

The Hartford uses non-GAAP financial measures in this presentation statement to assist investors in analyzing the company's operating performance for the periods presented herein. Because The Hartford's calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford's non-GAAP financial measures to those of other companies. Definitions and calculations of non-GAAP and other financial measures used in this proxy statement can be found below and in The Hartford's Investor Financial Supplement for fourth quarter 2018, which is available on The Hartford's website, https:// ir.thehartford.com.

Core Earnings: The Hartford uses the non-GAAP measure core earnings as an important measure of the company's operating performance. The Hartford believes that the measure core earnings provides investors with a valuable measure of the performance of the company's ongoing businesses because it reveals trends in our insurance and financial services businesses that may be obscured by including the net effect of certain realized capital gains and losses, certain restructuring and other costs, integration and transaction costs in connection with an acquired business, pension settlements, loss on extinguishment of debt, gains and losses on reinsurance transactions, income tax benefit from reduction in deferred income tax valuation allowance, impact of tax reform on net deferred tax assets, and results of discontinued operations. Some realized capital gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting aspects of our business. Accordingly, core earnings excludes the effect of all realized gains and losses (net of tax) that tend to be highly variable from period to period based on capital market conditions. The Hartford believes, however, that some realized capital gains and losses are integrally related to our insurance operations, so core earnings includes net realized gains and losses such as net periodic settlements on credit derivatives. These net realized gains and losses are directly related to an offsetting item included in the income statement such as net investment income. Results from discontinued operations are excluded from core earnings for businesses held for sale because such results could obscure trends in our ongoing businesses that are valuable to our investors' ability to assess the company's financial performance. Core earnings are net of preferred stock dividends declared since they are a cost of financing more akin to interest expense on debt and are expected to be a recurring expense as long as the preferred stock is outstanding. Net income (loss), net income (loss) available to common stockholders and income from continuing operations, net of tax, available to common stockholders (during periods when the company reports significant discontinued operations) are the most directly comparable U.S. GAAP measures to core earnings. Income from continuing operations, net of tax, available to common stockholders is net income available to common shareholders, excluding the income (loss) from discontinued operations, net of tax. Core earnings should not be considered as a substitute for net income (loss), net income (loss) available to common stockholders or income (loss) from continuing operations, net of tax, available to common stockholders and does not reflect the overall profitability of the company's business. Therefore, The Hartford believes that it is useful for investors to evaluate net income (loss), net income (loss) available to common stockholders, income (loss) from continuing operations, net of tax, available to common stockholders and core earnings when reviewing the company's performance. Below is a reconciliation of net income (loss) to core earnings for the years ended Dec. 31, 2018 and 2017.

($ in millions)	Year Ended Dec. 31, 2018	Year Ended Dec. 31, 2017
Net income (loss) available to common stockholders GAAP Net Income	$ 1,801	$ (3,131)
Less: Net realized capital gains (losses), excluded from core earnings, before tax	(118)	160
Less: Loss on extinguishment of debt, before tax	(6)	—
Less: Pension settlement, before tax	—	(750)
Less: Integration and transaction costs associated with acquired business, before tax	(47)	(17)
Less: Income tax benefit (expense)	75	(669)
Less: Income (loss) from discontinued operations, net of tax	322	(2,869)
= Core Earnings	$ 1,575	$ 1,014

Non-GAAP Financial **Measures (cont'd)**

Core Earnings Return on Equity: The company provides different measures of the return on stockholders' equity ("ROE"). Net income (loss) available to common stockholders ROE ("net income (loss) ROE) is calculated by dividing (a) net income (loss) available to common stockholders for the prior four fiscal quarters by (b) average common stockholders' equity, including AOCI. Core earnings ROE is calculated based on non-GAAP financial measures. Core earnings ROE is calculated by dividing (a) core earnings for the prior four fiscal quarters by (b) average common stockholders' equity, excluding AOCI. Net income ROE is the most directly comparable U.S. GAAP measure. The company excludes AOCI in the calculation of core earnings ROE to provide investors with a measure of how effectively the company is investing the portion of the company's net worth that is primarily attributable to the company's business operations. The company provides to investors return on equity measures based on its non-GAAP core earnings financial measures for the reasons set forth in the related discussion above. A reconciliation of net income ROE to core earnings ROE is set forth below.

	Last Twelve Months Ended Dec. 31, 2018	Last Twelve Months Ended Dec. 31, 2017
Net Income (loss) available to common stockholders ROE	13.7 %	(20.6)%
Less: Net realized capital gains (losses), excluded from core earnings, before tax	(0.9)	1.1
Less: Pension settlement, before tax	—	(4.9)
Less: Integration and transaction costs associated with an acquired business, before tax	(0.4)	(0.1)
Less: Income tax benefit (expense) on items not included in core earnings	0.6	(4.4)
Less: Income (loss) from discontinued operations, after tax	2.5	(18.9)
Less: Impact of AOCI, excluded from Core Earnings ROE	0.3	(0.1)
= Core earnings ROE	11.6 %	6.7 %